STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:45 AM 01/28/2002
020053941 - 2782513

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

FoneCash, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on December 27, 2001, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a special meting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the certificate of incorporation of this Corporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

> "Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 510,000,000. Of such shares, five hundred million (500,000,000) are to be Common Stock with a par value of $0.0001 per share and ten million (10,000,000) are to be Preferred Stock, with a par value of $0.0001 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Stockholders owning a majority of the outstanding shares of the Common Stock of said Corporation was duly executed, approving the above amendment and notice of said action by written consent, was furnished to all stockholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS THEREOF, said FoneCash, Inc., has caused this certificate to be signed by Daniel E. Charboneau, its President and Judy S. Park, its Secretary, this 16th day of January, 2002

By: Daniel E. Charboneau
Daniel E. Charboneau, President

Attest: Judy S. Park
Judy S. Park, Secretary